As filed with the Securities and Exchange Commission on April 6, 2012.

Registration No. 333-163867

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	1600	20-2760393
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ram Mukunda
Chief Executive Officer and President
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814
(301) 983-0998
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of all communications to:
Scott Museles, Esq.
Debbie A. Klis, Esq.
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, Suite 600
Potomac, Maryland 20854
(301) 230-5241

  Approximate date of commencement of proposed sale to public:  Not applicable

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE -- DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-1 (File No. 333-163867) (the “Registration Statement”) of India Globalization Capital (the “Company”) originally filed with the Securities and Exchange Commission on December 18, 2009, as amended.   The Registration Statement pertains to the registration of 7,500,000 shares of shares of common stock, $0.0001 par value of the Company (the “Common Stock”) and 2,500,000 warrants (the “Warrants”) (collectively, the “Securities”) to purchase up to 2,500,000 shares of Common Stock underlying the Warrants.

The Registration Statement was declared effective on November 10, 2010.  In connection with the effective Registration Statement, the Company applied to have the Warrants offered under the Registration Statement listed as a new class of warrants on the NYSE Amex under the symbol IGC.WS.  However, the NYSE Amex denied listing of the IGC.WS warrants and, accordingly, the Company did not sell any Warrants with the ticker symbol IGC.WS.

In connection with the Registration Statement, the Company did sell 2,575,830 shares of Common Stock and 858,610 unlisted Warrants to purchase 858,610 shares of Common Stock underlying the warrants.

The Registrant has terminated all offerings of its Securities pursuant to the Registration Statement.  This Amendment is being filed to deregister all unsold Securities registered pursuant thereto, including 4,924,171 shares of Common Stock, 1,641,310 Warrants and 2,500,000 shares of Common Stock underlying the Warrants, and terminate the effectiveness of the Registration Statement.

In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the Securities registered but unsold under, and terminates the effectiveness of, the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-1 originally filed on December 18, 2009, as amended, and as originally declared effective by the Securities and Exchange Commission on November 10, 2010, has duly caused this Post-Effective Amendment No. 1 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on April 6, 2012.

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Name:	Ram Mukunda
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Ram Mukunda	President and Chief Executive Officer	April 6, 2012
Ram Mukunda	(Principal Executive Officer)

/s/ Richard Prins	Chairman	April 6, 2012
Richard Prins

/s/ John Selvaraj	Treasurer	April 6, 2012
John Selvaraj	(Principal Financial and Accounting Officer)

/s/ Sudhakar Shenoy	Director	April 6, 2012
Sudhakar Shenoy

/s/ Ranga Krishna	Director
Ranga Krishna		April 6, 2012

/s/ Danny Qing Chang	Director	April 6, 2012
Danny Qing Chang